May 15, 2006

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference on Form S8 of Information Architects Corporation of our audit report dated April 7, 2006 on our audit of their financial statements for the year ended December 31, 2005 and to all references to our firm included in this Registration Statement.

BY:/s/Jaspers + Hall, PC

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Jaspers + Hall, PC

Denver, Colorado